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

The following is an article from the January 13, 2006 issue of The Chronicle of Higher Education that Steve Bostic provided to certain stockholders of Career Education Corporation on May 2, 2006:

THE CHRONICLE OF HIGHER EDUCATION

Government & Politics

                                           From the issue dated January 13, 2006

Promises and Profits

A for-profit college is under investigation for pumping up enrollment while skimping on education

By STEPHEN BURD

                                                                     Los Angeles

Time was running out. It was just days before the 2004 spring quarter was to start, and administrators at American InterContinental University's campus here were struggling to meet the enrollment targets set for them by the for-profit college's corporate parent.

The goal was to have more than 350 new "starts" for the term. That meant that the college's recruiters needed to sign up that many students, put together financial-aid packages for them, and make sure they remained enrolled for at least five straight weekdays.

That objective remained elusive, however, and desperate times called for desperate measures. So Steven E. Tartaglini, the college's president, made a plea to the institution's full-time faculty and staff members. If they pitched in and helped the institution achieve 351 starts, then "the Complete Campus goes to Disneyland for the entire day on a Friday in May as my guests!" he wrote in an e-mail message that March. "You will even get paid as if it was a normal workday -- all while you're having fun!"

Noting that "Starts are EVERYONE's responsibility," he pressed the professors to contact former students with whom they had formed "a good bond" and encourage them to return to AIU to pursue graduate degrees.

And he had another suggestion: Employees could do their "fair share" by signing themselves up as students. "Have YOU thought about going back to school to get that Bachelor or Master's Degree?" he asked. "How about a Master's of Education Degree? If you are serious about continuing your education and if you start in April, YOU could be considered a Start that meets the criteria of this Challenge."

Although Mr. Tartaglini's gambit failed, few of the college's longtime faculty members were surprised by the request. Ever since the Career Education Corporation, the country's second-largest chain of for-profit colleges, purchased AIU's seven U.S. and foreign campuses in late 2000, the institution had become increasingly focused on trying to bring in more and more students.

William J. Lynch says that when the corporation took over "it became all about making money."

"It was no longer, Are the students getting the education they need to progress in their future careers and lives?" says Mr. Lynch, who worked at the Los Angeles university as a professor and academic administrator for more than a decade before Career Education purchased it, and then served for a year, starting in September 2001, as its vice president for academic affairs. "It was, How many students have we brought in today?"

Just how officials at the university here, and those at many of Career Education's other 85 campuses, have tried to pump up their enrollment numbers has become a topic of great interest to federal and state officials, who have begun to examine proprietary colleges' business practices.

The U.S. Justice Department and the Securities and Exchange Commission are investigating Career Education, based in Hoffman Estates, Ill., as are state officials in California, New Jersey, and Pennsylvania. Meanwhile, the U.S. Education Department has put a freeze on approving any new applications for campuses or acquisitions by Career Education while department investigators examine the company's financial records and compliance with federal financial-aid regulations.

The company -- like several other for-profit higher-education corporations, such as the Apollo Group and Corinthian Colleges -- is also facing class-action lawsuits by former employees, shareholders, or students.

Such allegations have shaken up the for-profit higher-education industry, a once-sleepy sector best known for mom-and-pop trade schools that has been transformed over the last decade into an extremely lucrative business dominated by large, publicly traded corporations.

With for-profit colleges representing the fastest-growing sector in higher education, investors flocked to education-industry stocks, causing share prices to soar. The eight largest corporations have a combined market value of about $26-billion. Meanwhile, the companies have become a politically potent force on Capitol Hill, where Republican Congressional leaders have been pushing to loosen government regulations on proprietary colleges.

But critics say officials at some of the companies have engaged in aggressive and misleading recruiting and admissions tactics to inflate their enrollment numbers. The goals: to obtain student financial-aid money from the federal government, and to win favor with investors in order to drive up stock prices.

Shareholders who filed a class-action lawsuit in 2003 against Career Education in federal court in Chicago accuse the company's leaders of engaging in securities fraud.

The complaint notes that the corporation's two top executives -- John M. Larson, the president and chief executive officer, and Patrick K. Pesch, the chief financial officer -- have reaped great benefits from sales of the company's stock. The two have cashed in about $43-million worth of stock since April 2003, according to the company's SEC filings. The complaint also notes that before founding Career Education, Mr. Larson served as a senior vice president for Phillips Colleges Inc., a chain of trade schools that was, in effect, shut down by the Education Department in the 1990s amid allegations that it had defrauded the federal government and consumers.

Career Education is fighting the lawsuit vigorously, saying in its response that the shareholders' case rests on "speculation, unfounded opinions, and rumors offered by a handful of former CEC employees."

The company also cites the findings of an independent committee it hired to investigate the allegations. According to a statement the company issued in May, that panel found no evidence that senior managers were involved in securities violations, although it did find that individual employees had engaged in "wrongful conduct." Career Education did not reveal the identities of those employees, nor has it released the panel's report.

Nonetheless, the company does appear to be taking the charges seriously and has been cleaning house at some of its institutions, including the Los Angeles campus of AIU, from which Mr. Tartaglini departed in November.

Over the last year, the company has also strengthened "the standards and procedures" that each of its campuses must follow in its admissions and recruiting policies, asserts Lynne Baker, a spokeswoman for the corporation, to deal with concerns that have been raised and to prevent any future abuses.

"In those rare and isolated cases where possible violations of policies and procedures have been brought to our attention, we have moved quickly," says Ms. Baker, "to make any necessary changes to prevent potential reoccurrence and to ensure that our students are always treated fairly and appropriately."

Regardless of whether Career Education engaged in any wrongdoing, the questions about admissions practices at that company and others highlight what may be a systemic problem in publicly traded for-profit higher education. To keep their stock prices up and investors happy, the companies must constantly show that they are expanding, even if doing so is not good for the colleges or their students.

"There's no question that Wall Street likes growth, and that growth may not necessarily be in the best interests of highly regulated industries" like higher education, says Jeffrey M. Silber, an analyst with the Harris Nesbitt investment bank.

David Hawkins, director of public policy at the National Association for College Admission Counseling, is more blunt. "The pressure to enroll that Wall Street places on these companies is almost unbearable and creates incentives to misbehave," he says. "Unfortunately, we're seeing plenty of evidence that the `recruit at any cost' mentality is becoming more the rule than the exception."

False Starts

To examine the allegations against Career Education, The Chronicle undertook a three-month investigation into the recruiting practices at the Los Angeles branch of American InterContinental, poring through hundreds of pages of court documents and internal memoranda and interviewing some three dozen current and former students, faculty members, and administrators. Many of those people asked to remain anonymous for fear of retribution from the company, which has attempted to take legal action against some of its critics.

The sources painted a picture of a college devoted to enrolling students by any means necessary, but that did little for them once they were enrolled and their financial aid was collected. As a result, the sources said, hundreds of dissatisfied students dropped out each year, heavily in debt with student loans, but without the skills they needed to pursue careers in the fields in which they sought training.

Even many of those who have graduated are unhappy. Despite the promises made in its advertisements, Career Education Corporation offered them little help in finding jobs, these individuals complain, and they have found it difficult to transfer their credits to other colleges.

Career Education has not been charged with any crimes, and company officials deny any wrongdoing.

The Chronicle has talked to credible sources and reviewed documents that strongly suggest that, over the last several years, administrators at the campus here have:

o Regularly admitted students who had not graduated from high school or earned a General Educational Development certificate, and directed many of those students to unaccredited high schools where they could obtain high-school diplomas the very same day.

o Improperly counted as "starts" students who never showed up for class or dropped out before they had completed their first week of courses.

o Encouraged admissions officers to sign up themselves, as well as family members and friends, and counted them as "starts" even if they never actually attended.

o Routinely misled prospective students about the college's classes and programs, as well as about the nature of the institution itself.

The problems identified by The Chronicle do not appear to be isolated to the one campus. Many of the findings echo claims made in the shareholders' class-action lawsuit, which is based on information from interviews with former Career Education administrators from 26 campuses across the country. That case has not yet gone to trial.

Stressful Times

AIU's campus here is reeling.

In November, Mr. Tartaglini was gone, with little explanation to faculty and staff members. Ms. Baker, of Career Education, says he left "to pursue other opportunities." But some faculty members and an administrator say company officials escorted him out of the building. Mr. Tartaglini, through his wife, declined comment.

A month later, the Southern Association of Colleges and Schools placed AIU on probation, putting the seven campuses and its online division at risk of losing their accreditation, and with it the eligibility of their students to continue receiving federal aid. The agency cited Career Education for 15 violations, including ones related to the accuracy and integrity of the colleges' admissions and recruiting practices.

The possibility that the college could lose its accreditation has put many students on edge. "It's extremely stressful worrying about how this will affect the value of the degree we've earned, especially after all of our hard work and the money that we've spent," says Antonia Cota, a senior.

Desirae Lantry, also in her senior year, says the college's leaders have only themselves to blame for the mess it's in.

Ms. Cota and Ms. Lantry, both evening students in the visual-communication program, say they have had to battle administrators each quarter to force the institution to offer the courses they need to graduate. Classes are often canceled at the last minute, they say, and they are forced to take classes out of order, enrolling in more advanced ones before being able to take the prerequisites.

"When a school becomes more focused on its money intake rather than the quality and care of its product, there are bound to be consequences," Ms. Lantry says.

It was not always like this.

Long before there was an American InterContinental University or a Career Education Corporation, there was the American College of the Applied Arts, a small, family-owned for-profit-college chain started around 1970, with campuses in Atlanta, Los Angeles, London, and Dubai. The college offered bachelor's degrees in fashion, interior design, and international business.

The Los Angeles campus, located down the block from the University of California at Los Angeles, catered largely to foreign students interested in careers in those fields.

Professors who taught at the college describe it as having had a freewheeling, creative environment, with strong connections to the Hollywood entertainment and fashion industries. Many of the college's graduates were able to take advantage of those connections to find rewarding jobs, they say.

But in the mid-1990s, the nature of the college changed significantly when the family sold the campuses to Steve Bostic, owner of a corporate-training firm called EduTrek International, for $40-million.

Mr. Bostic, who had made his mark by building a chain of photo-processing shops that he sold to Eastman Kodak, wanted to shift the colleges' focus to programs that would lead to technology-oriented business degrees for undergraduate and graduate students.

To achieve that, he planned to transform the institutions into "power campuses" with state-of-the-art technology, where students would be trained in fast-paced programs taught in corporate settings.

Under the new leadership, the colleges were renamed American InterContinental University, and the Los Angeles campus was moved into a fully wired office building off a major thoroughfare near Santa Monica.

In marketing the programs, Mr. Bostic focused on college graduates seeking careers in high-growth fields. The university was somewhat selective. Prospective students would have to take an admissions test and be interviewed to determine whether they were likely to succeed in the programs before they could be admitted.

EduTrek went public in 1997 and began an ambitious plan to expand, but ran into financial problems. In late 2000, Mr. Bostic sold the company to Career Education Corporation in a deal worth $81-million, including $37-million in debts and liabilities that Career Education assumed.

Mr. Bostic has come to regret his decision. "I wish I could redo it," he said in an interview.

The owner of just 1 percent of Career Education's stock, he has been leading a revolt among the shareholders. Last month he called for the immediate resignation of the company's top executives.

"We see that directors and management have shown a total inability to handle the important issues facing the company and preserve the level of quality that is so important to its core businesses," he wrote in a letter to Mr. Larson, the CEO.

In a statement, the company's leaders rejected Mr. Bostic's demands, saying that it was "in the best interest of our shareholders, faculty, staff, and students to maintain management stability."

Bringing in Students

Many current and former faculty members and administrators at the Los Angeles campus are rooting for Mr. Bostic. They acknowledge the irony in this, as some of them had bristled at the changes their former boss made at the university. They particularly objected to the corporate tone he set.

But they say that once Career Education took over, they came to appreciate Mr. Bostic's leadership.

"There was an overall feeling that he cared deeply about education and the well-being of our students," says R. Thomas Schorer, a longtime professor of visual communication at AIU whose contract was not renewed this fall.
"That was a feeling that didn't seem to be shared by CEC."

After the acquisition, it didn't take long to see that the primary motivation of the new corporate bosses was to drive up enrollment. When Mr. Tartaglini arrived on campus in 2001, current and former administrators say, he told them he planned to triple the number of students, to 5,000.

To accomplish that feat, he increased the number of recruiters from approximately 10 under Mr. Bostic to about 40, almost double the size of the full-time faculty.

And Mr. Tartaglini made the university an open-enrollment institution, where just about anybody who applied would be admitted. University officials said that by making the institution less selective, they were providing opportunities to the low-income and minority students who had long been ignored by traditional higher education.

But some current and former professors and administrators say the college wasn't doing anyone any favors by enrolling large numbers of students who were clearly not qualified for the high-priced programs they were entering.

"If you can breathe and walk, you can get into the school," says a professor who wished to remain anonymous.

Not only is the college not helping those students, it is encouraging them to take out sizable student loans, current and former faculty members and administrators say.

The annual tuition at the Los Angeles campus is $23,000. According to data that the university reports to the U.S. Education Department, 84 percent of students at the campus take out federal student loans. Recruiters at the college also encourage students of limited means to take out private loans from Sallie Mae, the country's largest student-loan provider. For students here, interest rates on these loans range from about 9 percent to 17 percent, as opposed to federal loans, on which borrowers currently pay a rate of 5.3 percent.

According to its filings with the SEC, Career Education derived 83 percent of its revenue from federal student aid and private student loans in 2004. That is more than double the percent of revenue that the average private, nonprofit college obtains from those sources, according to the American Council on Education.

Many students who sign up for loans have no idea what they are getting themselves into, says Mr. Schorer, who is now teaching advanced graphic design at the University of Southern California.

For that reason, at the beginning of each term at AIU, Mr. Schorer made it a point to talk to his students about their loans. "I would tell them, `Suppose you owe $50,000. You know, don't you, that the interest is going to compound on that?'" he says. "And they would look at me in astonishment. And I would say, `Isn't anybody telling you this?'"

The stakes are extremely high for students at American InterContinental because many of them drop out, and Congress has made it nearly impossible for students to rid themselves of federal or private student loans through bankruptcy.

It is difficult to know the proportion of students who drop out of the Los Angeles campus each year. In data it provides to the Education Department, Career Education reports that 67 percent of first-time, full-time students graduate within six years.

But three current and former administrators say they believe that percentage to be much smaller.

The plaintiffs in a student class-action lawsuit against the campus here -- which is pending in the state court in Los Angeles -- claim that the institution's "true graduation rate" is closer to 28 percent. It is impossible to verify that number, however, as lawyers for the plaintiffs would not explain how they determined it.

Proof of Graduation

In December 2003, Christopher Grayson and six close friends visited the campus here to learn more about a media-production program the college was introducing.

The friends were attracted to the university by promises that the training would lead to lucrative jobs in the music industry.

It didn't take much to persuade them to enroll. But Mr. Grayson was nervous. Unlike the others, he hadn't graduated from high school, and he wasn't sure whether that would disqualify him from enrolling and applying for financial aid.

Federal law requires that students have a high-school diploma or its equivalent, or pass a federally approved test showing that they have an "ability to benefit" from a college education before being eligible to obtain federal grants or loans.

Mr. Grayson need not have worried. "I told them upfront," he says. "And they said, `Don't worry about it.'" A recruiter signed him up and had him apply for federal student loans, without asking him to take the ability-to-benefit exam. (After Mr. Grayson later got into a screaming match with a college counselor who accused him of drinking, he learned that he was no longer enrolled. He was told he should never have been admitted because he had not graduated from high school.)

Mr. Grayson was hardly alone. According to internal records compiled by the registrar's office, which were obtained by The Chronicle, of the 260 students who were counted as "starts" and receiving financial aid for the quarter beginning in January 2004, more than 100 had not provided proof of graduation as of January 16 of that year.

The former admissions officers interviewed for this article confirmed that students who lacked the proper credentials were routinely enrolled and encouraged to apply for federal financial aid.

"If a student didn't have a high-school diploma, we would accept the application anyway," says a former recruiter who recently left the college after working there for two years. "We would enroll them and indicate that they had graduated on their applications."

Not only is that practice illegal, but it appears to have been in violation of Career Education policy, which at the time, prohibited students who lacked a high-school diploma or its equivalent from starting classes unless they had taken the GED and were awaiting their results.

Students had 30 days to pass the test or be kicked out and considered "a negative start," according to a memorandum on the company's admissions policies that was distributed to campuses in March 2003.

To avoid that problem, the admissions officers said they would often instruct students without a diploma to go to one of several unaccredited high schools in the area where they could "purchase" a diploma for about $100 to $200.

One such school was Victory High School, whose Web site promises students the ability to get "an immediate high-school diploma." The school, which doesn't offer any classes but only testing, advertises its services to trade schools, vocational schools, and colleges, saying that the testing it provides gives them "more control" of their applicants and allows them to "qualify more applicants for funding."

The Los Angeles public-school district doesn't recognize Victory High School. According to Stephanie Brady, a district spokeswoman, a credential offered by Victory "does not meet the standard of equivalency to a recognized high-school diploma."

Of Victory and the other unaccredited high schools where AIU students were being sent, Ms. Brady says, "The district has had problems in the past with these institutions and their practices."

Philip Cripps, owner of Victory High School, defends the institution, saying that it has been unfairly maligned by the school district, and noting that it is a member of the Better Business Bureau. "We do real testing," Mr.
Scripps says.  "We don't just sell diplomas."

As part of its investigation into Career Education, the SEC has requested information from the company "about the documentation collected to verify that enrolled students at certain of our schools are high-school graduates or possess the recognized equivalents," the corporation reported in one of its latest SEC filings.

With Career Education ramping up its compliance efforts in response to the investigations and lawsuits, Mr. Tartaglini in February sent an e-mail message to the staff reminding them that students were not allowed to start classes unless they had obtained a high-school diploma or its equivalent.

In that notice, he also announced that the college would no longer accept diplomas from Victory High School or other similar institutions.

No Shows

Jacqueline Diep never attended any classes at AIU.

She says she enrolled in the fashion program but had second thoughts because the admissions officer with whom she had been in contact had been too aggressive.

Nonetheless, the college counted her as an official "start" for the January 2004 term.

Career Education's policy at the time clearly stated that students were not to be counted unless they attended classes during the first week of the quarter. (The college has since changed that policy to count only those students who attend classes during the first two weeks of the quarter.) At AIU, students tend to take two or three courses a quarter, which lasts 10 weeks. Some of the more advanced courses include an online component.

In a January 22, 2004, document titled "January Start," which was compiled by campus administrators and obtained by The Chronicle, at least 15 students were counted as starts even though they had informed the college of their intention to drop out before the end of the first week of classes. Another 58 students were included on the list even though they had not shown up for any of their classes that week.

Current and former faculty members and administrators say they often found a mismatch between official attendance records and reality.

Mr. Lynch, the former vice president for academic affairs, says he was regularly "barraged" by faculty members who told him that many fewer students had shown up for class than the college was counting as having been in attendance.

"They would report it to me, and I would go to admissions and say, `the following students weren't in class,' and they'd nod and say they would look into it," he says. "But I'd never hear back from them."

A professor who continues to teach at the college says that it was always mystifying "how they would keep people on the roster who had never shown up" for classes.

"I'd mark them absent, absent, absent," the professor says. "And they would still be on my roster."

`An Open Secret'

Students weren't the only ones who were counted as "starts" even though they had never shown up for class.

According to a former dean, who wished to remain anonymous, admissions officers were routinely encouraged to sign themselves up and "to register everyone they knew -- girlfriends, boyfriends, brothers, sisters, cousins. And we noticed that after a week or so, most of these people had disappeared."

In January 2004, according to the records the college compiled on "starts," at least four admissions officers enrolled. The college would pay for 90 percent of the tuition and fees, requiring the staff members to take out small student loans.

According to the recruiter who left the college in 2003, "some employees would sign themselves up to meet their targets."

A former admissions officer who worked at AIU more recently says it was "an open secret" that all admissions officers would have to do is log themselves in for a class to be counted as a "start." The recruiters wouldn't have to attend any classes, and they would drop the class at the end of the first week.

She says she did just that when she found herself in jeopardy of not meeting her quota of signing up 32 students for the impending term. She also signed up some relatives.

"We did it so it would count towards our numbers," she said. "Because our jobs were on the line."

`Stop Lying'

It didn't take Ayarpi Azaryan long to figure out that some of her classmates at AIU did not belong.

Ms. Azaryan said that the admissions officer who interviewed her led her to believe that the college was selective. For example, the counselor questioned her closely about her decision to drop out of California State University at Northridge. She was also peppered with questions about her priorities in life and her aspirations.

She was told that the admissions officer was one of the toughest at the college, and that the only students who were admitted were those who appeared to be a good fit. Ms. Azaryan got nervous when the counselor left the office for what seemed like a very long time to consult the head of the admissions department about her application.

So when she found out she had been admitted, she almost jumped out of her seat. "It was a big relief," she says. "They had made it seem like it was really hard to get in."

Once her classes started, though, Ms. Azaryan looked around at the other students, and the quality of their work, and it became clear to her, she says, "that anyone could go to this school if they could pay for it."

Fed up, Ms. Azaryan left the college after a year, and her parents were out $22,000.

Former recruiters say it was a common practice for them to mislead prospective students into thinking that the college was exclusive. Making the students feel special made the prospect of enrolling more enticing for them, they say.

Current and former students and faculty members say the admissions staff is also often misleading about the programs and courses offered at the university. While company policy dictates that prospective students be given a catalog listing the programs offered, the former recruiters say sometimes they didn't do so.

A recent AIU graduate, who is $50,000 in debt, says she became interested in the college because she believed she could learn to become a computer animator. A recruiter assured her that she'd receive the training she would need to attain a good job in that field.

Once she enrolled, however, she was horrified to learn that the university offered only one course in computer animation, and it was only 10 weeks long. "These are complex software programs, and there is little chance to even cover the basics in 10 weeks," she says.

Recently, according to one professor, another student dropped out because he learned that the university did not offer a major in photography, as his admissions officer had led him to believe. That student, the professor says, is $6,000 in debt and is considering suing the college.

After the student left, he had a friend call the university and ask if the institution allowed students to major in photography, the professor says. The friend was told that it did.

"And that was after our chair had been going to meetings with admissions every week and demanding that they stop lying to the students and telling them that we have one," the professor says.

The student who just graduated and the one who dropped out are now unemployed and trying to find work so they can pay off their loans.

The woman who had hoped to become an animator is struggling especially hard; she has three children to raise on her own. "The whole reason to go back to college and to finish was to be able to give them the type of life they've never had," she says. "But to come out on the other end of this and to find out you still don't have the skills you need, that really sucks."

`Impossible Expectations'

Career Education officials have signaled that they take the threat of AIU's losing its accreditation seriously. They have hired more full-time faculty members and are requiring employees to attend a seminar on ethics.

At the same time, the company has become much more vigilant about barring students who lack the proper credentials, says Ms. Baker, the spokeswoman, and has strengthened "internal controls" at campuses to make sure that professors' attendance records are not tampered with.

Meanwhile, with new leadership at the campus here, operations do appear to be running more smoothly.

For example, Ms. Lantry and Ms. Cota, the two seniors in the visual-communication program, were able to get all of the classes they need for the coming term -- without having to make a fuss.

"We have been assured that the school will take whatever measures it needs to take in order to get back in good standing," Ms. Lantry says.

Still, she notes, "for me, that means very little as it is sad that we are in this position at all."

Some current and former faculty members and administrators are skeptical, too. As long as the company's leaders focus more on its stock prices than on the quality of education it delivers, students will suffer, they say.

Higher-education leaders say they are particularly concerned because the problems that have been uncovered at Career Education do not appear to be unique to the company. In September 2004, the Apollo Group paid the U.S. Education Department $9.8-million to resolve issues raised in a review, which blasted the University of Phoenix for fostering a high-pressure sales culture that rewards recruiters who put the most "asses in classes." That settlement did not include any admission of wrongdoing, and university officials called the report misleading.

David W. Breneman, director of the For-Profit Higher Education Research Project and dean of the Curry School of Education at the University of Virginia, says the report showed that trying to meet the "impossible expectations" of Wall Street had harmed even the most established companies.

"If a solid organization like that can be pressed by the market, it's disturbing to think what these other companies have been doing," says Mr. Breneman, who has long admired Phoenix for its readiness to accommodate students.

Even some in the for-profit industry are fed up with their colleagues at the publicly traded corporations.

The alleged scandals have been "a nightmare for the entire sector," says Stephen
J. Jerome, president of Monroe College, a family-owned, for-profit college that has campuses in the Bronx and New Rochelle, N.Y. "For us who do it well, it's like they've stuck a knife into us."

Asked if there are dangers inherent in publicly traded for-profit higher education, he sighs. "Unfortunately," he says, "what we have been witnessing probably answers the question."

A GLANCE AT CAREER EDUCATION CORPORATION

Career Education Corporation is the second-largest chain of for-profit colleges, with more than 100,000 students at its 86 campuses in the United States and abroad and in its online programs. It had revenue of $1.7-billion and net income of $180-million in 2004.

Fields of study offered: Business, culinary arts, health care, information technology, and design technologies.

Flagship: American InterContinental University, which serves about 30,000 students on five U.S. campuses, two overseas campuses, and through its online-only programs. The AIU campuses, as well as the online programs, are accredited by the Commission on Colleges of the Southern Association of Colleges and Schools.

Other key colleges it owns: The nine campuses of the Katharine Gibbs School; the 20 of the Sanford-Brown Institutes and Colleges, which trains students for jobs in health care; and four culinary colleges that operate under the name Le Cordon Bleu College of Culinary Arts.

American InterContinental University's 5 U.S. Campuses

--------------------------------------------------------------------------------

Los Angeles, Houston, Buckhead, Ga., Dunwoody, Ga., Weston, Fla.
--------------------------------------------------------------------------------

Los Angeles campus
--------------------------------------------------------------------------------

Total enrollment:  2,061              Degrees offered:  master's, bachelor's,
Undergraduate enrollment:  1,965      and associate
Tuition and fees:  $23,000            Undergraduate programs:  criminal
Proportion of students receiving:     justice, enterprise management, fashion
   Federal grants:  50%               design and marketing, information
   Federal loans:  84%                technology, interior design,
   Institutional aid:  6%             international business, media production,
                                      and visual communication
--------------------------------------------------------------------------------

NOTE:  Figures on enrollment, costs, and financial aid are for 2004-5.

            SOURCES: U.S. Education Department; Chronicle Reporting
--------------------------------------------------------------------------------

A STOCK THAT HAS BEATEN THE MARKET

Since 2000, the eight largest publicly traded higher-education companies, represented here in the composite Chronicle For-Profit Higher Education Index have collectively outperformed the stock market as a whole. During the same period, a time of high growth for Career Education Corporation, the company's stock has generally outperformed the Chronicle Index.

For-Profit Higher-Education Index, weekly
December 31, 1999 = 100

                                [graphic omitted]

1 The Index is a weighted composite of eight companies' total return (change in stock price as well as dividends) during a specific period. As such, the Index is affected more heavily by movements of stock prices of the companies with larger market capitalizations (the stock price multiplied by the number of outstanding shares) than by those of smaller companies.

2 This measure of stock-market performance is a value-weighted index of total returns of stocks traded on the New York Stock Exchange, the American Stock Exchange, and the Nasdaq Stock Market and was developed by the Center for Research on Security Prices.

FOR-PROFIT HIGHER EDUCATION UNDER SCRUTINY

Legal and regulatory issues and investigations involving four of the industry's biggest companies:

----------------------------------------------------------------------------------------------------------------------
                                                                              Career                         ITT
                                                                Apollo       Education     Corinthian    Educational
                                                                Group       Corporation     Colleges       Services
----------------------------------------------------------------------------------------------------------------------
Federal                                                                          X
----------------------------------------------------------------------------------------------------------------------

Department of Education program reviews                                          X
----------------------------------------------------------------------------------------------------------------------

Department of Education's Office of Inspector General                            X
----------------------------------------------------------------------------------------------------------------------

Department of Justice                                                            X
----------------------------------------------------------------------------------------------------------------------

Securities and Exchange Commission                                               X
----------------------------------------------------------------------------------------------------------------------

State agencies
----------------------------------------------------------------------------------------------------------------------

California Attorney General                                                                     X
----------------------------------------------------------------------------------------------------------------------

California Bureau for Private Postsecondary and Vocational                       X
Education
----------------------------------------------------------------------------------------------------------------------

Florida Attorney General                                                                        X
----------------------------------------------------------------------------------------------------------------------

New Jersey Department of Labor and Workforce Development                         X
----------------------------------------------------------------------------------------------------------------------

New York Department of Education                                                 X
----------------------------------------------------------------------------------------------------------------------

Pennsylvania Bureau of Consumer Protection of the Office                         X
of Attorney General
----------------------------------------------------------------------------------------------------------------------

Accreditation bodies
----------------------------------------------------------------------------------------------------------------------

Accrediting Bureau of Health Education Schools                                   X               X
----------------------------------------------------------------------------------------------------------------------

Accrediting Commission of Career Schools and Colleges of                         X               X
Technology
----------------------------------------------------------------------------------------------------------------------

Accrediting Commission for Community and Junior Colleges                         X
of the Western Association of Schools and Colleges
----------------------------------------------------------------------------------------------------------------------

Middle States Commission on Higher Education                                     X
----------------------------------------------------------------------------------------------------------------------

Southern Association of Colleges and School                                      X
----------------------------------------------------------------------------------------------------------------------

Legal action
----------------------------------------------------------------------------------------------------------------------

Employment-related lawsuits                                        X             X
----------------------------------------------------------------------------------------------------------------------

False Claims Act lawsuits                                          X             X                              X
----------------------------------------------------------------------------------------------------------------------

Shareholder lawsuits                                               X             X               X              X
----------------------------------------------------------------------------------------------------------------------

Student class-action lawsuits                                                    X               X
----------------------------------------------------------------------------------------------------------------------

          SOURCES: Harris Nesbitt Investment Bank: Chronicle reporting

http://chronicle.com
Section:  Government & Politics
Volume 52, Issue 19, Page A21